UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

GENETHERA, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-142603	65-0622463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5255 Marshall Street, Arvada, CO	80002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 463-6371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  3.2.  UNREGISTERED SALES OF EQUITY SECURITIES.

On May 12, 2009, GeneThera, Inc.’s (the “Registrant”) Chief Executive Officer, Dr. Antonio Milici executed his right to convert his Preferred B Stock into Common Stock in the amount of 1,000,000 shares.  On April 30, 2008, GeneThera, Inc. entered into a subscription agreement and issued 4,500,000 shares of the Registrant’s Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), to Antonio Milici, Registrant’s Chief Executive Officer and Chairman of the Board of Directors.  The Series B Preferred Stock was issued to Dr. Milici for cash consideration of $0.04, per share, or an aggregate of One Hundred and Eighty Thousand ($180,000) Dollars.

The Series B Preferred Stock issuance to Dr. Milici was exempt under Section 4 (2) of the Securities Act.  Dr. Milici had access to information about the Registrant and the shares of Series B Preferred Stock Issued contain the appropriate restrictive legend restriction their transferability absent registration or an available exemption.

Pursuant to the Registrant’s Certificate of Designation establishing the Series B Preferred Stock, each share of the currently issued and outstanding Series B Preferred Stock may be converted into ten (10) fully paid and non-assessable shares of the Registrant’s common stock.  On all matters submitted to a vote of the holders of the common stock. Including, without limitation, the election of directors, a holder of shares of the Series B Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series B Preferred Stock held by such holder multiplied by twenty (20).

The foregoing is a summary of the rights and preferences of the Series B Preferred Stock and does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Rights and Preferences of the Series B Convertible,  Preferred Stock, a copy of which is attached hereto as Exhibit 3.2

Item  9.01 EXHIBITS.

1.2

Certificate of Designation of Right and Preferences of Series B Convertible Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

GeneThera, Inc.

a Nevada  Corporation

By:/s/ Antonio Milici

Antonio Milici, Chief Executive Officer

Date: May 12, 2009